10.88a

Second Amendment to Executive Employment Agreement

This Second Amendment (the “Amendment”) is made as of the 23rd day of February, 2007 by and between Gene Logic Inc., a Delaware corporation (the “Company”), and V. W. Brinkerhoff, III (the “Executive”).

Recitals:

The parties to this amendment have previously entered into an Executive Employment Agreement dated March 6, 2005 (the “Agreement”) that was amended by a First Amendment dated as of December 18, 2006 (the “First Amendment”). Terms not otherwise defined herein shall have the meanings as defined in the Agreement.

Upon sale of the Company’s Preclinical Division, Executive became entitled to various payments under the Company’s Executive Severance Plan in the event of termination of his employment without cause by the Company or upon certain changes in his duties and the parties agreed that his employment would end no later than March 31, 2007. The parties now wish to further amend the Agreement to provide for a continuation of Executive’s full-time employment and a change of duties and certain benefits and payments Executive will receive. The parties also wish to agree to certain current payments to be made and to provide that such current payments are in lieu of any payment of base salary and/or bonus under the Company’s Executive Severance Plan or upon the eventual termination of his employment.

Now, Therefore, the parties to this amendment hereby agree as follows:

1.
Superseding of First Amendment. The parties agree that this amendment supersedes and replaces the First Amendment and that, as a result, when this amendment becomes effective, the First Amendment shall be null and void and of no effect.

2.	Change in Duties. Section 1.1(a) of the Agreement is hereby amended by adding the following sentence at the end of such subsection:
“From and after February 23, 2007, Company shall employ Executive as Senior Vice President - Administration, reporting to the Company’s Chief Executive Officer (“CEO”); the Executive’s duties shall be such executive and management duties and other responsibilities as may be assigned to him by the CEO.

2. Changes in benefits.

(a) Section 3.2 is hereby amended by adding the following at the end of such subsection:
“The cash incentive compensation (bonus) earned by Executive for 2006 will be $100,000.

In addition, in consideration for agreeing to remain employed with the Company and foregoing certain payments otherwise due to Executive upon termination under the Company's Executive Severance Plan, or upon termination of his employment (but not foregoing the payments due upon severance pursuant to this amendment), Executive will be paid an amount equal to twelve months salary at the 2006 rate, which amount shall be paid on or before April 24, 2007. Executive's salary for 2007 shall be $250,000 and Executive will be eligible to participate in the Company’s 2007 incentive compensation plan with a target bonus, based on achieving 100% of the targets and levels of performance established by the Compensation Committee for 2007, of 40% of Executive’s base salary.

(b)	Section 3.9 is hereby amended by deleting the same and substituting in lieu thereof the following:

“In consideration of the payments described in Section 3.2, Executive: agrees that he is no longer entitled to payments or other rights and benefits under the Company’s Executive Severance Plan and waives all his rights thereunder.“

4. Benefits upon Termination without Cause. Subsection 4.7(a)(i) is hereby amended by deleting the same and substituting in lieu thereof the following:

(a) (i)If Executive’s employment is terminated by the Company without Cause, the Company shall provide to the Executive the following compensation and benefits, upon the following terms:
▪
Reimbursement of the insurance premium for post-employment health care coverage for which Executive is eligible under COBRA because of his prior employment by Company for a period equal to the lesser of (a) 12 months or (b) until Executive becomes eligible for coverage under a new employer’s plan. Such reimbursement will also include coverage for any dependents of Executive who are eligible for coverage under COBRA for the same period as Executive. Such reimbursement will be provided within a reasonable time following receipt by GLGC of confirmation of payment of the cost of such health insurance by Executive for the number of weeks covered. Executive may request periodic reimbursement, but not more often than monthly. Company may also elect to pay the premium directly to the party responsible for collecting such payments rather than providing reimbursement to Executive. Executive shall be obligated to notify the Company pr0omplty after Executive becomes eligible for coverage under a new employer’s plan.

▪
If Executive’s employment is terminated by the Company without Cause prior to December 31, 2007, Executive shall receive a percentage of the cash incentive compensation based on achievement of targets as described in Section 3.2 of the Agreement as revised by the Second Amendment that he would have received if he had continued to be employed by the Company through December 31, 2007 that is determined by dividing the number of days he was employed by the Company in 2007 by 365. Such payment shall be made in 2008 when other employees receive their payments after the amounts payable under the 2007 incentive compensation plan have been determined

▪
Notwithstanding the above, the reimbursement or payment of insurance premiums described above and, if applicable, the payment of a percentage of incentive compensation described above shall be paid or provided to Executive no earlier than the earliest date upon which such amounts can be paid without subjecting the Executive to the additional tax imposed by Code Section 409A(a)(1), if applicable. The parties agree that this Agreement shall be amended to the extent necessary such that, under final regulations to be issued under Code Section 409A, none of the payments to be provided hereunder are subject to the additional tax imposed by Code Section 409A(a)(1).

▪
The reimbursement or payment of such insurance premiums payment and, if applicable, the payment of a percentage of incentive compensation described above, is expressly conditioned on the receipt by Company of a release signed by Executive of claims arising from or connected with Executive’s employment by the Company, in such form as may be specified by the Company and the expiration of any revocation period specified in the release or by applicable law, without any revocation being made. The payments described in this subsection 4.7(a)(1) will not be paid or provided until the Company has received such release and the applicable period for revocation of such a signed release has expired without any revocation having been made.

5. Miscellaneous:
a.	The Agreement remains in full force and effect and unmodified except as specifically provided herein. Terms not otherwise defined herein shall have the meaning set forth in the Agreement.
b.	This amendment shall not be effective until this amendment has been approved by the Company’s Board of Directors or its Compensation Committee.

To evidence their agreement to the terms of this Second Amendment, Executive has signed and Company has caused its duly authorized representative to sign this Second Amendment as of February 23, 2007

Gene Logic Inc. By: /s/ Charles L. Dimmler, III Charles L. Dimmler, III CEO & President	Executive /s/ V. W. Brinkerhoff, III V. W. Brinkerhoff, III